Exhibit 10.10

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

among

MISSION HOLDINGS US, INC.

and

EACH PERSON IDENTIFIED ON SCHEDULE A

dated as of

May 20, 2022

Section 9.07 Severability.	31
Section 9.08 Entire Agreement	31
Section 9.09 Successors and Assigns; Assignment.	31
Section 9.10 No Third-Party Beneficiaries.	31
Section 9.11 Amendment and Modification	32
Section 9.13 Governing Law.	32
Section 9.14 Submission to Jurisdiction.	32
Section 9.16 Equitable Remedies	333
Section 9.17 Remedies Cumulative	33
Section 9.18 Counterparts.	33
Section 9.19 Spousal Consent	34

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of May 20, 2022 (the “Effective Date”), is entered into among Mission Holdings US, Inc., a Colorado corporation (the “Company”), each Person identified on Schedule A hereto (each, an “Initial Stockholder” and collectively, the “Initial Stockholders”), and each other Person who after the date hereof acquires Shares of the Company and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Initial Stockholders, the “Stockholders”).

RECITALS

WHEREAS, the Initial Stockholders have formed the Company for the purposes of conducting and operating the Business (defined below);

WHEREAS, the Company has authorized 70,000,000 Shares (defined below);

WHEREAS, as of the date hereof, each Stockholder owns the number and percentage of the issued and outstanding Shares set forth opposite the Stockholder’s name on Schedule A hereto; and

WHEREAS, the Initial Stockholders and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings specified or referenced in this Article I.

“Acceptance Notice” has the meaning set forth in Section 4.01(c).

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any

Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable MED” means, collectively or individually, as the context requires, the Colorado MED and any other state or local marijuana enforcement division of any state in which the Company operates.

“Articles of Incorporation” means the Articles of Incorporation of the Company filed with the Colorado Secretary of State on November 2, 2020, as amended by the Articles of Amendment (including the Attachment to Amended Articles of Incorporation of Mission Holdings US, Inc.) filed with the Colorado Secretary of State on December 29, 2021 and the Designation, Preferences, Limitations and Relative Rights of Convertible Preferred Stock of the Company to be filed with the Colorado Secretary of State on or about the date hereof in connection with the transactions contemplated under the Stock Purchase Agreement, as may be further modified, amended, and/or restated from time to time.

“Board” has the meaning set forth in Section 2.01(a).

“Business” means growing, manufacturing, selling and distributing hemp and marijuana and hemp and marijuana products.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Colorado are authorized or required to close.

“By-Laws” means the by-laws of the Company, as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“CBCA” means the Colorado Business Corporation Act, as amended from time to time and including any successor legislation thereto and any regulations promulgated thereunder.

“Colorado MED” means the Colorado Department of Revenue, Marijuana Enforcement Division, C.R.S. §§12-43.3-101, et seq., C.R.S 12-43.4-101, et seq. and 25-1.5-101, et seq.

“Company” has the meaning set forth in the preamble.

“Company ROFR Notice” has the meaning set forth in Section 3.02(d).

“Company ROFR Notice Period” has the meaning set forth in Section 3.02(d).

“Company ROFR Waiver Notice” has the meaning set forth in Section 3.02(e).

“Competitor” means any Person that, directly or indirectly, competes with the Company in the Business (or any portion thereof) and/or whose business is or includes the Business (or any portion thereof).

“Confidential Information” has the meaning set forth in Section 5.02(a).

“Corporate Opportunity” has the meaning set forth in Section 5.01.

“Director” has the meaning set forth in Section 2.01(a).

“Disability” has the meaning set forth in Section 3.03(b).

“Divorce” means any legal proceeding to terminate or dissolve, or separate the Marital Relationship of a Stockholder, and includes an action for annulment, legal separation, or similar proceeding that involves a judicial division of joint or marital property of the Stockholder and his or her Spouse.

“Effective Date” has the meaning set forth in the preamble.

“Excluded Securities” means any Shares or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase Shares, or Shares issued to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or any other compensation agreement; (c) the conversion or exchange of any securities of the Company into Shares; (d) any acquisition by the Company of the shares of stock, assets, properties, or business of any Person; (e) any merger, consolidation, or other business combination involving the Company; (f) a share split, share dividend, or any similar recapitalization; or (f) any issuance of Financing Equity, in each case, approved in accordance with the terms of this Agreement.

“Exercise Period” has the meaning set forth in Section 4.01(c).

“Exercising Stockholder” has the meaning set forth in Section 4.01(d).

“Family Member” means with respect to any Stockholder that is a natural person, such Stockholder’s Spouse, parent, sibling, descendant (including adoptive relationships and stepchildren), and the Spouses of each such natural persons.

“Financing Equity” means any Shares, warrants, or other similar rights to purchase Shares issued to lenders or other institutional investors (excluding the Stockholders) in any arm’s length transaction providing debt financing to the Company.

“Fiscal Year” means, for financial accounting purposes, January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from, or with any Governmental Authority, the giving of notice to, or registration with, any Governmental Authority, or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governing Documents” means the Articles of Incorporation and the By-Laws.

“Initial Public Offering” means any offering of Shares pursuant to a registration statement filed in accordance with the Securities Act.

“Initial Stockholders” has the meaning set forth in the preamble.

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Involuntary Transfer” has the meaning set forth in Section 3.03(a).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Majority Proposal” has the meaning set forth in Section 3.06(a).

“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“New Securities” has the meaning set forth in Section 4.01(a).

“Non-Exercising Stockholder” has the meaning set forth in Section 4.01(d).

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Stockholder” has the meaning set forth in Section 3.02(a).

“Offering Stockholder Notice” has the meaning set forth in Section 3.02(b).

“Option Shares” has the meaning set forth in Section 3.04(a).

“Over-Allotment Exercise Period” has the meaning set forth in Section 4.01(d).

“Over-Allotment New Securities” has the meaning set forth in Section 4.01(d).

“Over-Allotment Notice” has the meaning set forth in Section 4.01(d).

“Permitted Transferee” means (a) with respect to any Stockholder that is an entity, any Affiliate of such Stockholder, (b) with respect to any Stockholder who is an individual: (i) such Stockholder’s Family Member; (ii) a trust under which the distribution of Shares may be made only to such Stockholder and/or any Family Member of such Stockholder; (iii) a charitable remainder trust, the income from which will be paid to such Stockholder during his or her life; (iv) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Stockholder and/or Family Members of such Stockholder; or (iv) such Stockholder’s executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries by will or by the laws of intestate succession, (c) with respect to Level 10 LLC, its sole shareholder, Paul Larson (or as permitted under clause (b) with respect to him), and (d) with respect to Crosstown Holdings, LLC (dba NFuzed), each of its two shareholders, Gregory Goldston or Mark Hartwig (or as permitted under clause (b) with respect to each of them).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Preemptive Pro Rata Portion” has the meaning set forth in Section 4.01(c).

“Proposed Majority Purchaser” has the meaning set forth in Section 3.06(a).

“Prospective Purchaser” has the meaning set forth in Section 4.01(b).

“Purchase Price” has the meaning set forth in Section 3.05(c).

“Purchasing Stockholder” has the meaning set forth in Section 3.02(f).

“Related Party Agreement” means any agreement, arrangement, or understanding between the Company and any Stockholder or any Affiliate of a Stockholder or any Director, officer, or employee of the Company, as such agreement may be amended, modified, supplemented, or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, managers, members, partners, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 3.02(f). “ROFR Notice Period” has the meaning set forth in Section 3.02(f).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shares” means shares of common stock, $.0001 par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend, or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

“Special Majority Approval” means with respect to any matter that must be approved by the Board of the Company pursuant to this Agreement, if the approval of three (3) or less Directors is obtained for such approval, then such matter must be approved by (a) the affirmative vote of Stockholders holding at least fifty one percent (51%) of the issued and outstanding Shares; or (b) the written consent of the Stockholders holding at least fifty one percent (51%) of the issued and outstanding Shares.

“Spousal Consent” has the meaning set forth in Section 9.19.

“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Stockholder.

“Spouse’s Interest” has the meaning set forth in Section 3.03(c).

“Stipulated Value” has the meaning set forth in Section 3.05(a).

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” means with respect to any matter that must be approved by the Stockholders pursuant to this Agreement: (a) the affirmative vote of Stockholders holding at least 66 2/3% of the issued and outstanding Shares; or (b) the written consent of the Stockholders holding at least 66 2/3% of the issued and outstanding Shares.

“Tag - Along Stockholder” has the meaning set forth in Section 3.06(a).

“Tag — Along Right” has the meaning set forth in Section 3.06(a).

“Tag Notice” has the meaning set forth in Section 3.06(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not, directly or indirectly, own or have the right to acquire any outstanding Shares; or (b) is not a Permitted Transferee of any Person who, directly or indirectly, owns or has the right to acquire any Shares.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

“Terminating Stockholder” has the meaning set forth in Section 3.03(b).

“Termination of Employment of a Stockholder” has the meaning set forth in Section 3.03(b).

“Transferring Stockholder” has the meaning set forth in Section 3.03(c).

“Valuation Firm” has the meaning set forth in Section 3.05(e).

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.02(h).

ARTICLE II

MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.01Board of Directors.

(a)Subject to Section 2.02, the Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of five members (each, a “Director”). Subject to Section 2.01(b), when electing Directors to serve on the Board, (i) Donald Douglas Burkhalter, at any time during which he is an Initial Stockholder, shall have the right to designate one (1) Director, who shall initially be the individual identified on Schedule B hereto, and (ii) Hadley C. Ford, at any time during which he is an Initial Stockholder, shall have the right to designate one (1) Director, who shall initially be those individuals identified on Schedule B hereto. Each such Director shall hold office until the earlier to occur of: (i) the next annual stockholders’ meeting at which such Director’s successor is designated by the Initial Stockholder that designated such Director as set forth in this Section 2.01(a); or (ii) such Director’s term of office expires as set forth in Section 2.01(b).

(b)In the event that Donald Douglas Burkhalter or Hadley C. Ford, together with their respective Permitted Transferees, ceases to own at least five percent (5%) of the issued and outstanding Shares, then Donald Douglas or Hadley C. Ford, as the case may be, shall cease to have the right to designate the Directors that such Stockholder has pursuant to Section 2.01(a); provided, however, notwithstanding the foregoing, (i) as long as Donald Douglas Burkhalter or Hadley C. Ford is a duly appointed or elected officer of the Company, then such Stockholder shall have the right to designate one (1) director, and (ii) as long as the Initial Stockholders, collectively and together with their Permitted Transferees, own at least ten percent (10%) of the issued and outstanding Shares, Donald Douglas Burkhalter and Hadley C. Ford shall have the right to jointly designate one (1) additional director. In the event of such cessation of the right to designate directors pursuant to Section 2.01(a), (i) the term of office of all of the Directors designated by Donald Douglas Burkhalter or Hadley C. Ford, as applicable, shall expire; and (ii) the Directors remaining in office shall decrease the size of the Board to eliminate the resulting Director vacancies, unless the other Stockholders holding at least fifty percent (50%) of the issued and outstanding Shares consent otherwise.

(c)Each Stockholder shall vote all Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by Donald Douglas Burkhalter or Hadley C. Ford pursuant to Section 2.01(a).

(d)Donald Douglas Burkhalter and Hadley C. Ford shall have the right at any time to remove (with or without cause) any Director designated by such Stockholder for election to the Board and each other Stockholder shall vote all Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by Donald Douglas Burkhalter or Hadley C. Ford, as applicable, that Donald Douglas Burkhalter or Hadley C. Ford, as applicable, desires to remove pursuant to this Section 2.01(d). Except as provided in the preceding sentence, unless Donald Douglas Burkhalter or Hadley C. Ford, as applicable, otherwise consents in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by Donald Douglas Burkhalter or Hadley C. Ford.

(e)Subject to Section 2.01(b), in the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation, or removal pursuant to Section 2.01(d)), the Initial Stockholder that designated such Director shall have the right to designate a different individual to replace such Director and each other Stockholder shall vote all Shares over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board such individual designated by such Initial Stockholder.

(f)The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Governing Documents, and Applicable Law, committees of the Board shall have the rights, powers, and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of Directors Donald Douglas Burkhalter and Hadley C. Ford shall then be entitled to appoint to the Board pursuant to Section 2.01(a).

Section 2.02Voting Arrangements.

(a)In addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, including the CBCA, the Company, without Supermajority Approval, shall not, and shall not enter into any commitment to:

(i)amend, modify, restate, or waive any provisions of the Articles of Incorporation or By-Laws;

(ii)(A) make any material change to the nature of the Business conducted by the Company; or (B) enter into any business other than the Business;

(iii)(A) subject to Section 4.01 and Section 2.02(b), issue or sell Shares or other equity securities of the Company to any Person; or (B) enter into or effect any transaction or series of related transactions involving the repurchase, redemption, or other acquisition of Shares from any Person, in each case, other than any Excluded Securities approved in accordance with the terms of this Agreement or as otherwise contemplated by the terms of this Agreement;

(iv)incur any indebtedness (other than trade payables in the ordinary course of business), pledge or grant Liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in excess of $100,000 in a single transaction or series of related transactions, or in excess of $500,000 in the aggregate at any time outstanding;

(v)make any loan or advance to, or a capital contribution or investment in, any Person in excess of $50,000, except with respect to the Company’s contemplated investment in Bioforma, LLC of approximately $350,000 (the “Bioforma Investment”);

(vi)enter into, amend in any material respect, waive, or terminate any Related Party Agreement other than the entry into a Related Party Agreement that is on an arm’s length basis and on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party and any Related Party Agreement in connection with the Bioforma Investment;

(vii)enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of shares of stock, or sale of assets) by the Company of any assets, individually or cumulatively, having a value in excess of $150,000, other than sales of inventory in the ordinary course of business consistent with past practice;

(viii)initiate or consummate an Initial Public Offering or make a public offering and sale of Shares or any other securities; or

(ix)wind up, dissolve, liquidate, or terminate the Company or initiate a bankruptcy proceeding involving the Company.

(b)In addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, including the CBCA, the Company, without Special Majority Approval, shall not, and shall not enter into any commitment to:

(i)adopt or modify in any material respect an annual budget, operating budget, or business plan for the Company;

(ii)subject to Section 4.01, issue or sell Shares or other equity securities of the Company to any Person in a transaction or series of related transactions, where such issuance or sale is not equal to, and is not convertible into, an aggregate of more than twenty percent (20%) of the issued and outstanding Shares of the existing Stockholders on a fully diluted basis at the time of the issuance or sale, other than any Excluded Securities approved in accordance with the terms of this Agreement or as otherwise contemplated by the terms of this Agreement;

(iii)appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(iv)establish a Subsidiary or enter into any joint venture or similar business arrangement;

(v)enter into or amend any material term of: (i) any employment agreement or arrangement with any senior employee of the Company; (ii) the compensation (including salary, bonus, deferred compensation, or otherwise) or benefits of any senior employee of the Company; (iii) any stock option, employee stock purchase, or similar equity-based plans; (iv) any benefit, severance, or other similar plan; or (v) any annual bonus plan or any management equity plan;

(vi)exercise any of its options granted pursuant to Section 3.03; or

(vii)settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability with a value in excess of $50,000 or agree to the provision of any equitable relief by the Company, other than in the ordinary course of business consistent with past practice.

ARTICLE III

TRANSFER OF INTERESTS

Section 3.01General Restrictions on Transfer.

(a)Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02, Section 3.03 and Section 3.06, each Stockholder agrees that such Stockholder will not, directly or indirectly, voluntarily or involuntarily, Transfer any of its Shares.

(b)The provisions of Section 3.01(a), Section 3.02, Section 3.03 and Section 3.06 shall not apply to any of the following Transfers by any Stockholder of any of its Shares:

(i)to a Permitted Transferee; or

(ii)pursuant to a merger, consolidation, or other business combination of the Company with a Third-Party Purchaser that has been approved in compliance with Section 2.02(a)(vii) or Section 2.02(a)(ix).

(c)In addition to any legends required by Applicable Law, each certificate representing the Shares of the Company now owned or that may hereafter be acquired by the Stockholders shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(d)Prior notice shall be given to the Company by a Stockholder of any Transfer of Shares, including Transfers to a Permitted Transferee. Prior to consummation of any Transfer by any Stockholder of any of its Shares, including a Transfer to a Permitted Transferee or a Third Party Purchaser, such Stockholder shall cause: (i) any transferee who is not already a party to this Agreement to execute and deliver to the Company a Joinder Agreement in which such transferee agrees to be bound by the terms and conditions of this Agreement; and (ii) if the transferee is an individual, any Spouse of such transferee to execute and deliver to the Company a Spousal Consent. Upon any Transfer of Shares by any Stockholder, in accordance with this Section 3.01(d) and the other terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e)Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Shares: (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act; (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company; (iv) except as permitted under, and in accordance with, the law, rules and regulations issued by any Applicable MED and any other state or local rules and regulations that may affect the Company’s Business, or (v) to any transferee that is not qualified or suitable for qualification under the provisions of the Colorado Medical Marijuana Code, the Colorado Retail Marijuana Code and/or the rules and regulations promulgated thereunder and the similar codes applicable in California or any other state in which the Company operates with respect to the Company’s Business and the rules and regulations promulgated thereunder. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f)Any Transfer or attempted Transfer of any Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement and the Governing Documents of the Company.

(g)This Agreement shall cover all of the Shares now owned or hereafter acquired by the Stockholders while this Agreement remains in effect.

Section 3.02Right of First Refusal.

(a)If at any time a Stockholder (such Stockholder, an “Offering Stockholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Shares (the “Offered Shares”) owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.01(b)), then the Offering Stockholder must first make an offering of the Offered Shares to the Company, first, and then to each other Stockholder, second, in accordance with the provisions of this Section 3.02.

(b)The Offering Stockholder shall, within five (5) Business Days of receipt of the offer from the Third-Party Purchaser, give written notice (the “Offering Stockholder Notice”) to the Company and the other Stockholders stating that it has received a bona fide offer from a Third-Party Purchaser and specifying:

(i)the number of Offered Shares to be Transferred by the Offering Stockholder;

(ii)the name of the Third-Party Purchaser;

(iii)the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)the proposed date, time, and location of the closing of the Transfer, which shall not be less than sixty (60) days from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder’s offer to Transfer the Offered Shares first to the Company and second to the other Stockholders, which offer shall be irrevocable until the end of the Company ROFR Notice Period and the ROFR Notice Period, as applicable.

(c)By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each other Stockholder that: (i) the Offering Stockholder has full right, title, and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d)Upon receipt of the Offering Stockholder Notice, the Company shall have ten (10) Business Days (the “Company ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “Company ROFR Notice”) to the Offering Stockholder stating that it accepts the offer to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any Company ROFR Notice shall be binding upon delivery and irrevocable by the Company.

(e)If the Company does not deliver a Company ROFR Notice during the Company ROFR Notice Period, the Company shall be deemed to have waived its rights to purchase the Offered Shares under this Section 3.02, and the Offering Stockholder shall give written notice to each of the other Stockholders of such waiver of the Company’s rights to purchase the Offered Shares under this Section 3.02 (the “Company ROFR Waiver Notice”) within two (2) Business Days of the expiration of the Company ROFR Notice Period.

(f)Upon receipt of the Company ROFR Waiver Notice, each Stockholder shall have ten (10) Business Days (the “ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder and the Company stating that it accepts the offer to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable Stockholder. If more than one Stockholder delivers a ROFR Notice, each such Stockholder (the “Purchasing Stockholder”) shall be allocated its pro-rata portion of the Offered Shares, which shall be based on the proportion of the number of Shares such Purchasing Stockholder owns relative to the total number of Shares all of the Purchasing Stockholders own.

(g)Each Stockholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such Stockholder’s rights to purchase the Offered Shares under this Section 3.02, and the Offering Stockholder shall thereafter, subject to the rights of any Purchasing Stockholder, be free to sell the Offered Shares to the Third Party Purchaser in the Offering Stockholder Notice without any further obligation to such Stockholder pursuant to this Section 3.02.

(h)If no Stockholder delivers a ROFR Notice in accordance with Section 3.02(f), the Offering Stockholder may, during the sixty (60) day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed ninety (90) days following expiration of the ROFR Notice Period, to the extent reasonably necessary to obtain any required Government Approvals (the “Waived ROFR Transfer Period”) (and subject to the requirements of Section 3.01(d)), Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if applicable, within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third-Party Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 3.02.

(i)The Offering Stockholder, the Company and each Purchasing Stockholder, as the case may be, shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(j)At the closing of any Transfer pursuant to this Section 3.02, the Offering Stockholder shall deliver to the Company or the Purchasing Stockholders, as the case may be, a certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company or such Purchasing Stockholders, as the case may be, by certified or official bank check or by wire transfer of immediately available funds.

Section 3.03Triggering Events for Company’s Option To Buy Shares.

(a)Prior to any Involuntary Transfer of Shares during the life of a Stockholder (the “Transferring Stockholder”) for any reason (other than in connection with the Divorce of a Stockholder as addressed in Section 3.03(c)), the Transferring Stockholder or the Transferring Stockholder’s representative shall give prompt written notice to the Company disclosing in full the nature and details of the Involuntary Transfer, and the Company shall have the option, but not the obligation, to purchase all (but not less than all) of the Shares owned by the Transferring Stockholder at the effective date of the Involuntary Transfer pursuant to the terms of Section 3.04 and Section 3.05 of this Agreement. For the purposes hereof, an “Involuntary Transfer” includes, but is not limited to, a potential Transfer of Shares that occurs in connection with any of the following: (a) a sale upon execution or in foreclosure of any pledge, hypothecation, lien or charge; (b) a voluntary or involuntary petition under any federal or state bankruptcy, insolvency or related law; (c) the appointment of a receiver; (d) an assignment for the benefit of creditors; (e) attachment, assignment or other collection action; and (f) the appointment of a guardian or conservator for a Stockholder.

(b)Upon the Termination of Employment of a Stockholder (the “Terminating Stockholder”), the Company shall have the option, but not the obligation,

to purchase all (but not less than all) of the Shares owned by the Terminating Stockholder at the effective date of termination pursuant to the terms of Section 3.04 and Section 3.05 of this Agreement. For purposes hereof, (a) “Termination of Employment of a Stockholder” means, in the case of any Stockholder who is, or subsequently becomes, an employee of the Company, the date of termination of his or her employment for any reason whatsoever (other than his or her death or Disability), including retirement or resignation, and (b) “Disability” means a Stockholder’s inability, due to illness, injury or other disability (either physical or mental), to perform his or her duties and responsibilities to the Company for 150 days out of any 365 day period or 90 consecutive days. In the event of a Termination of Employment of a Stockholder, no written notice shall be required. The Company shall be deemed to have received constructive notice as of the effective date of such Termination of Employment of a Stockholder.

(c)If the Marital Relationship of a Stockholder is terminated by death of the Stockholder’s Spouse or by Divorce, and the Stockholder does not succeed to all of the Spouse’s interest in the Shares held by the Stockholder at such time (the “Spouse’s Interest,” regardless of whether the interest is characterized as marital, nonmarital or separate property, or as property held as joint tenants), then the Spouse or Spouse’s estate shall sell to the Stockholder, and the Stockholder shall purchase, the Spouse’s Interest in the Shares for the Purchase Price set forth in Section 3.05.

Section 3.04Option Procedures.

(a)Whenever the Company has the option to purchase all of the Shares owned by a Transferring Stockholder pursuant to Section 3.03(a) or a Terminating Stockholder pursuant to Section 3.03(b) (in each case, the “Option Shares”), the following procedures shall apply:

(i)The right of the Company to purchase all (but not less than all) of the Option Shares shall be exercisable with the delivery of a written notice by the Company to the Transferring Stockholder or the Terminating Stockholder, as the case may be, within 60 days of (i) in the case of an Involuntary Transfer pursuant to Section 3.03(a), the receipt of the Transferring Stockholder’s written notice of Involuntary Transfer, or (ii) in the case of a Termination of Employment of a Stockholder pursuant to Section 3.03(b), the effective date of Termination of Employment of a Stockholder; provided, however, that if a Fair Market Value has to be determined by a Valuation Firm pursuant to Section 3.05(e), the time period in this Section 3.04(a)(i) shall not commence until the Valuation Firm has delivered its written determination of Fair Market Value to the Stockholders. The Company’s written notice of exercise shall be binding upon delivery and irrevocable by the Company.

(ii)The failure of the Company to deliver an exercise notice by the end of their respective option periods shall constitute a waiver of the applicable option rights under Section 3.03 with respect to the transfer of such Option Shares, but shall not affect their respective rights with respect to any future transfers of Option Shares.

(b)The Company, if it elects to purchase Shares pursuant to this Section 3.04(a) may pay the applicable Purchase Price in (a) one lump sum by certified or official bank check or by wire transfer of immediately available funds or (b) installment payments evidenced by a promissory note (“Note”) made at the time of purchase, which shall bear interest at the Interest Rate (defined below) per annum. If paid in installment payments pursuant to a Note, the Company shall pay the Purchase Price plus accrued interest at the Interest Rate in 60 equal monthly installments. The promissory note shall contain a provision that in case of default in the payment of principal or interest, all remaining amounts shall become immediately due and payable at the election of the Person to whom the sums are payable. The Company shall have the right to pay all or any part of the note at any time or times in advance of maturity without penalty by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. For purposes of this Section 3.04(b), (i) “Interest Rate” means, at any given time, the greater of (A) five percent (5%), or (B) the Prime Rate in effect at such time, provided that the Interest Rate shall be determined, and adjusted if necessary, at the date of issuance of the Note and at the end of each calendar quarter thereafter (with any new rate being applicable on the first day of the next day), and (ii) “Prime Rate” means, for any day, the prime rate of interest published by the Wall Street Journal on such date.

(c)Each Stockholder shall take all actions as may be reasonably necessary to consummate any sale that complies with this Section 3.04 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(d)At the closing of any purchase and sale pursuant to this Section 3.04, the Transferring Stockholder or Terminating Stockholder shall deliver to the Company a certificate or certificates representing the Option Shares to be sold, accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the promissory note or payment of the lump sum Purchase Price therefor from the Company as provided in Section 3.04(b).

(e)In the case of an option to purchase the Option Shares of a Transferring Stockholder pursuant to Section 3.03(a) or a Terminating Stockholder pursuant to Section 3.03(b), if the Company elects not to purchase all of the Option Shares, then such Option Shares shall continue to be subject to the restrictions imposed by this Agreement and the subsequent owner of the Option Shares pursuant to the applicable Involuntary Transfer or the Terminating Stockholder shall remain a party to this Agreement.

(f)If a Stockholder’s Shares are purchased by the Company in connection with an Involuntary Transfer or Termination of Employment of a Stockholder as described in Section 3.03 and Section 3.04, the applicable Stockholder shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder, and this Agreement may be amended or terminated without such Stockholder’s consent.

Section 3.05Purchase Price.

(a)As of the date of this Agreement, the value of each Share is agreed to be $1.82. Such value shall remain effective until a new stipulation is agreed to in accordance with Section 3.05(b) (such per Share value, as updated from time to time, the “Stipulated Value”).

(b)Within 120 days after the end of each fiscal year of the Company, the Stockholders shall agree upon the Stipulated Value, to be computed as of the end of such fiscal year. The Stipulated Value shall be agreed to by the Stockholders holding a majority of the issued and outstanding Shares, acting together and by written instrument.

(c)Except as set forth in Section 3.05(e), Section 3.05(f) and Section 3.05(g), in the event of a sale of Shares pursuant to Sections 3.03 and 3.04, the Purchase Price shall be the Stipulated Value in effect at such time multiplied by the number of Shares subject to sale (the “Purchase Price”).

(d)The failure of the Stockholders to update the Stipulated Value as provided for herein shall not affect the validity or enforceability of this Agreement.

(e)If the Stipulated Value has not been updated as provided by Section 3.05(b), then, except as set forth in Sections 3.05(e), (f) and (g), the Stipulated Value shall be determined by the Valuation Firm (defined below). For purposes of this Section 3.05(e), (i) the “Stipulated Value” shall equal the “Fair Market Value” as of the date of such valuation, which value shall be determined by the Valuation Firm based on a “market based valuation” methodology, with such valuation methodology to be approved by the Board, and (ii) “Valuation Firm” means an independent, nationally recognized valuation firm selected by the mutual agreement of the Company and the Stockholders holding a majority of the issued and outstanding Shares, acting together and by written instrument (the “Valuation Firm”). The Company shall provide the Valuation Firm with all reasonably necessary Company financial and other records as the Valuation Firm may request. The Valuation Firm shall deliver its written determination of Fair Market Value within sixty (60) days of its engagement to the Stockholders and the Company, and such determination of Fair Market Value shall be final, conclusive and binding on the parties. All costs and expenses associated with the retainer or employment of the Valuation Firm pursuant to this Section 3.05(e) shall be paid by the Company.

(f)In the event of a purchase of a deceased Spouse’s Interest as provided by Section 3.03(c) of this Agreement, the Purchase Price shall not be less than the value of the decedent’s interest as finally determined for federal estate tax purposes.

(g)In the event of a purchase of the Spouse’s Interest as provided by Section 3.03(c) of this Agreement, the Purchase Price shall be (a) the Stipulated Value or, if the parties have not updated the Stipulated Value as provided by Section 3.03(b) within 24 months immediately preceding the event triggering the sale, the Fair Market Value (per share), multiplied by (b) the number of Shares held by the Stockholder, and multiplied by (c) the fraction or percentage that represents the interest of the Spouse in the Stockholder’s Shares. For example, if a divorcing Stockholder has 100 Shares, and the Stipulated Value or Fair Market Value (per Share), as applicable, of each Share is determined to be $2.00, and the divorce court, decree or agreement awards the Spouse an interest of forty percent (40%) in the Shares, then the Purchase Price for the Spouse’s Interest in the Shares would be $80.00.

Section 3.06Tag-Along Rights.

(a)In the event the holders of a majority of the issued and outstanding Shares of the Company propose, by written notice to the Company (the “Majority Proposal”) to sell or otherwise transfer their Shares to a potential purchaser (a “Proposed Majority Purchaser”) (whether by way of a single transaction or group of related transactions), the non-selling Stockholders not party to such transaction(s) and/or a Majority Proposal (the “Tag-Along Stockholders”) shall have the right to require the Proposed Majority Purchaser to acquire all of such Tag-Along Stockholder’s Shares (the “Tag-Along Right”) as set forth in this Section 3.063.06, otherwise on the same terms and conditions afforded to the selling stockholders and specified in the Majority Proposal. Upon receipt by the Company of a Majority Proposal from such selling stockholders, the Company shall promptly give written notice to all non-selling stockholders of the Company of the Majority Proposal, the selling stockholder(s) and the associated Tag-Along Right (the “Tag Notice”). Each Tag-Along Stockholder who desires to exercise its Tag-Along Right must give the Company and the selling stockholder(s) written notice to that effect within fifteen (15) days of receipt of the Tag Notice.

(b)The selling stockholder(s) proposing to consummate a proposed sale with the Proposed Majority Purchaser must deliver a Majority Proposal in writing to the Company not later than forty-five (45) days prior to the consummation of such proposed sale. Such Majority Proposal shall contain the material terms and conditions (including price and form of consideration) of the proposed sale, the identity of the Proposed Majority Purchaser and the intended date of the proposed sale. Prior to the consummation of any proposed sale pursuant to this Section 3.063.06, the selling stockholder(s) shall cause: (i) the Proposed Majority Purchaser(s) to execute and deliver to the Company a Joinder Agreement; and (ii) if the Proposed Purchaser(s) are individuals, any Spouse of such Proposed Purchaser(s) to execute and deliver to the Company a Spousal Consent.

(c)The Tag-Along Stockholder(s) and the selling stockholder(s) agree that the terms and conditions of any proposed sale in accordance with this Section 3.06.06 will be memorialized in, and governed by, a written purchase and sale agreement with the Proposed Majority Purchaser with customary terms and provisions for such a transaction, and the Tag-Along Stockholder(s) and the selling stockholder(s) further covenant and agree to enter into such purchase and sale agreement as a condition precedent to any sale or other transfer in accordance with this Section 3.063.06.

(d)Notwithstanding Section 3.06(c), if any Proposed Majority Purchaser(s) refuse(s) to purchase Shares subject to the Tag-Along Right or upon the failure to negotiate in good faith a purchase and sale agreement reasonably satisfactory to the Tag-Along Stockholders, no Stockholder may sell any Shares to such Proposed Majority Purchaser(s) unless and until, simultaneously with such sale, such Stockholder purchases all Shares subject to the Tag-Along Right from such Tag-Along Stockholder(s) on the same terms and conditions (including the proposed purchase price) as set forth in the Majority Proposal. In connection with such purchase by such selling Stockholder, such Tag-Along Stockholder(s) shall deliver to the selling Stockholder any stock certificate or certificates, properly endorsed for transfer, representing the Shares being purchased by the selling Stockholder (or request that the Company effect such transfer in the name of the selling Stockholder). Any such Shares transferred to the selling Stockholder will be transferred to the Proposed Majority Purchaser against payment therefor in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Majority Proposal, and the selling Stockholder shall concurrently therewith remit or direct payment to each such Tag-Along Stockholder the portion of the aggregate consideration to which each such Tag-Along Stockholder is entitled by reason of its participation in such sale as provided in this Section 3.06.06.

ARTICLE IV

PREEMPTIVE RIGHTS

Section 4.01Preemptive Rights.

(a)The Company hereby grants to each Stockholder the right to purchase its pro rata portion of any new Shares (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any party.

(b)The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.01(a) to the Stockholders within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser (a “Prospective Purchaser”) seeking to purchase New Securities and set forth the material terms and conditions of the proposed issuance, including:

(i)the number of New Securities proposed to be issued and the percentage of the outstanding Shares that such issuance would represent;

(ii)the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice; and

(iii)the proposed purchase price per share.

(c)Each Stockholder shall for a period of fifteen (15) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of: (i) the total number of New Securities to be issued by the Company on the issuance date; and (ii) a fraction determined by dividing (A) the number of Shares owned by such Stockholder immediately prior to such issuance by (B) the total number of Shares outstanding on such date immediately prior to such issuance (the “Preemptive Pro Rata Portion”) by delivering a written notice to the

Company (an “Acceptance Notice”). Such Stockholder’s election to purchase New Securities shall be binding and irrevocable. The failure of a Stockholder to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 4.01 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(d)No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Stockholder in writing of the number of New Securities that each Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-Allotment Notice”). Each Stockholder exercising its right to purchase its Preemptive Pro Rata Portion of the New Securities in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Stockholder fails to exercise its right under this Section 4.01 to purchase its Preemptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Stockholder”), such Exercising Stockholder may purchase all or any portion of such Non-Exercising Stockholder’s allotment (the “Over-Allotment New Securities”) by giving written notice to the Company setting forth the number of Over-Allotment New Securities that such Exercising Stockholder is willing to purchase within five (5) Business Days of receipt of the Over-Allotment Notice (the “Over-Allotment Exercise Period”). Such Exercising Stockholder’s election to purchase Over-Allotment New Securities shall be binding and irrevocable. If more than one Exercising Stockholder elects to exercise its right of over-allotment, each Exercising Stockholder shall have the right to purchase the number of Over-Allotment New Securities it elected to purchase in its written notice; provided, that if the Over-Allotment New Securities are oversubscribed, each Exercising Stockholder shall purchase its pro rata portion of the available Over-Allotment New Securities based upon the relative Preemptive Pro Rata Portions of the Exercising Stockholders.

(e)The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) and Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced), provided, such issuance or sale is closed within thirty (30) Business Days after the expiration of the Over-Allotment Exercise Period; subject, however, to the extension of such thirty (30) Business Day period for a reasonable time not to exceed sixty (60) Business Days after the expiration of the Over-Allotment Exercise Period to the extent reasonably necessary to obtain any necessary Government Approvals. Prior to such proposed issuance or sale of New Securities, the Company shall cause: (i) each proposed holder of such New Securities to execute and deliver to the Company a Joinder Agreement; and (ii) if such proposed holder is an individual, any Spouse of such proposed holder to execute and deliver to the Company a Spousal Consent. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 4.01.

(f)The closing of any purchase by any Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 4.01, the Company shall deliver share certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Stockholders and after payment therefor, duly authorized, validly issued, fully paid, and non-assessable. Each Exercising Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including entering into such additional agreements as may be necessary or appropriate.

ARTICLE V

OTHER AGREEMENTS

Section 5.01 Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 5.01: (a) no Stockholder or any of its Permitted Transferees or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 5.01, have an interest or expectancy (a “Corporate Opportunity”); and (b) no Stockholder or any of its Permitted Transferees or any of their respective Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns, or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or Director of the Company whether or not such individual is also a Director or officer of a Stockholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer or Director of the Company. The Stockholders hereby recognize that the Company reserves such rights.

Section 5.02Confidentiality.

(a)Each Stockholder acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Stockholder acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to Competitors or made available to the public. Without limiting the applicability of any other agreement to which any Stockholder is subject, each Stockholder shall, and shall cause its Representatives to, keep confidential and not, directly or indirectly, disclose or use (other than solely for the purposes of such Stockholder monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Stockholder is or becomes aware. Each Stockholder in possession of Confidential Information shall, and shall cause its Representatives to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b)Nothing contained in Section 5.02(a) shall prevent any Stockholder from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Stockholders; (vi) to such Stockholder’s Representatives who, in the reasonable judgment of such Stockholder, need to know such Confidential Information and agree to be bound by the provisions of this Section 5.02 as if a Stockholder; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Shares from such Stockholder, as long as such potential Permitted Transferee agrees in writing to be bound by the provisions of this Section 5.02 as if a Stockholder before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Stockholder shall notify the Company and other Stockholders of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Stockholders) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)The restrictions of Section 5.02(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Stockholder without use of Confidential Information; or (iii) becomes available to such Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, the other Stockholders, or any of their respective Representatives, provided, that such source is not known by the receiving Stockholder to be bound by a confidentiality agreement regarding the Company.

(d)The obligations of each Stockholder under this Section 5.02 shall survive: (i) the termination, dissolution, liquidation, and winding up of the Company; and (ii) such Stockholder’s Transfer of its Shares.

ARTICLE VI

INFORMATION RIGHTS

Section 6.01Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under Applicable Laws, including the CBCA, the Company shall furnish to each Stockholder, the following information:

(a)As soon as available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, the audited balance sheet of the Company as at the end of each such Fiscal Year and the audited statements of income, cash flows, and changes in stockholders’ equity for such year, accompanied by the certification of independent certified public accountants selected in accordance with Section 2.02(g), to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby.

(b)As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, the reviewed balance sheet of the Company at the end of such quarter and the reviewed statements of income, cash flows, and changes in stockholders’ equity for such quarter, accompanied by the certification of independent certified public accountants selected in accordance with Section 2.02(g), to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, consistently applied.

(c)To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports, and other periodic reports (without exhibits) prepared by the Company as soon as available.

Section 6.02Inspection Rights.

(a)The Company shall, and shall cause its officers, Directors, and employees to: (i) afford each Stockholder that owns at least five percent (5%) of the outstanding Shares and the Representatives of each such Stockholder, during normal business hours and upon reasonable written notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants, and other facilities and to all books and records; and (ii) afford such Stockholder the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances, and accounts as each such Stockholder may reasonably request upon reasonable notice.

(b)The right set forth in Section 6.02(a) shall not and is not intended to limit any rights which the Stockholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances, and accounts under the laws of the State of Colorado.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a)For each such Stockholder that is not an individual, such Stockholder is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the laws of the State of its organization or incorporation, as applicable.

(b)Such Stockholder has full capacity and, for each such Stockholder that is not an individual, corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. For each such Stockholder that is not an individual, the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited liability company, as applicable, action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(c)This Agreement constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby require no action by, or in respect of, or filing with, any Governmental Authority.

(d)The execution, delivery, and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in any violation or breach of any provision of any of the governing documents of such Stockholder; (ii) conflict with or result in any violation or breach of any provision of any Applicable Law; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e)Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Shares, including agreements or arrangements with respect to the acquisition or disposition of the Shares or any interest therein or the voting of the Shares (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(f)Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof).

(g)Such Stockholder is qualified and suitable for qualification under the provisions of the Colorado Medical Marijuana Code, the Colorado Retail Marijuana Code and/or the rules and regulations promulgated thereunder and the similar codes applicable in California with respect to the Company’s Business and the rules and regulations promulgated thereunder, and the Stockholder has no reason to believe that it would not so qualify or be suitable.

ARTICLE VIII

TERM AND TERMINATION

Section 8.01Termination. This Agreement shall terminate upon the earliest of:

(a)the consummation of an Initial Public Offering;

(b)the consummation of a merger or other business combination involving the Company whereby the Shares become listed or admitted to trading on the Nasdaq Stock Market, the New York Stock Exchange, or another national securities exchange;

(c)the date on which none of the Stockholders holds any Shares;

(d)the termination, dissolution, liquidation, or winding up of the Company; or

(e)the agreement of the Stockholders holding all of the issued and outstanding Shares, acting together and by written instrument.

Section 8.02Effect of Termination.

(a)The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i)the existence of the Company;

(ii)the obligation of any party to this Agreement to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv)the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b)The following provisions shall survive the termination of this Agreement: Section 5.02 (as and to the extent provided in Section 5.02(d)), this Section 8.02, Section 9.04, Section 9.12, Section 9.14, Section 9.15, Section 9.16, and Section 9.17.

ARTICLE IX

MISCELLANEOUS

Section 9.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, certificates, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 9.03Release of Liability. Except as otherwise provided herein, in the event any Stockholder Transfers all the Shares held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 9.04Notices.

(a)All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) upon personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, postage prepaid, specifying next-day delivery.

(b)Such communications in Section 9.04(a) must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

(i)if to the Company:

1880 S. Flatiron Court, Suite E

Boulder, Colorado 80301

Attn: Donald Douglas Burkhalter

With a copy to:

1880 S. Flatiron Court, Suite E

Boulder, Colorado 80301

Attn: Hadley C. Ford

And

Berger, Cohen & Brandt, L.C.
8000 Maryland Ave., Suite 1500

Clayton, Missouri 63105

Attn: David Spewak

(ii)if to a Stockholder, at the address set forth on Schedule A attached hereto;

(iii)if to a Permitted Transferee of Shares or any other Stockholder other than the Initial Stockholders (A) at the address set forth on the respective Joinder Agreement executed by such party; or (B) if an address is neither set forth on such Joinder Agreement nor provided to the Company in a notice given in accordance with this Section 9.04, at such party’s last known address; and

(iv)if to the Spouse of a Stockholder: (A) if applicable, in care of the Spouse’s attorney of record at the attorney’s address; or (B) if the Spouse is unrepresented, at the Spouse’s last known address.

Section 9.05Agreement Prepared by Company Counsel. Each Stockholder has read this Agreement and acknowledges that:

(a)counsel for the Company prepared this Agreement on behalf of the Company and not on behalf of any Stockholder;

(b)such Stockholder has been advised that a conflict may exist between such Stockholder’s interests, the interests of the other Stockholders, and/or the interests of the Company;

(c)this Agreement may have significant legal, financial planning, and/or tax consequences to the Stockholder;

(d)such Stockholder has sought, or has had the full opportunity to seek, the advice of independent legal, financial planning, and/or tax counsel of its choosing regarding such consequences; and

(e)counsel for the Company has made no representations to the Stockholder regarding such consequences.

Section 9.06Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”;

(b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.07Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, such provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

Section 9.08Entire Agreement. This Agreement and the Governing Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Governing Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Governing Document to comply with the terms of this Agreement.

Section 9.09Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. This Agreement may not be assigned by any Stockholder except as permitted in this Agreement (or as otherwise consented to in writing by all the other Stockholders prior to the assignment) and any such assignment in violation of this Agreement shall be null and void.

Section 9.10No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an instrument in writing executed by the Company and the Stockholders holding at least seventy-five percent (75%) of the issued and outstanding Shares; provided, however, that any provision of this Agreement requiring the written consent or agreement of the Stockholders holding a higher percentage of the issued and outstanding Shares can only be amended by an instrument in writing executed by the Company and the Stockholders holding such higher percentage of the issued and outstanding Shares; provided, further, however, that this Section 9.11 can only be amended with the approval of all Stockholders. Any such written amendment, modification, or supplement will be binding upon the Company and each Stockholder.

Section 9.12Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.13Governing Law. This Agreement, including all Exhibits and Schedules hereto, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

Section 9.14Submission to Jurisdiction.

(a)The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the state or federal courts located in Denver, Colorado, so long as one of such courts shall have subject-matter jurisdiction over such suit, action, or proceeding.

(b)Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Service of process, summons, notice, or other document by certified or registered mail to the address set forth in Section 9.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

(c)The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the courts set forth in clause (a) above having subject matter jurisdiction.

Section 9.15Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 9.16Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 9.17Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 9.18Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.19Spousal Consent. Each Stockholder who has a Spouse on the date of this Agreement shall cause such Stockholder’s Spouse to execute and deliver to the Company a spousal consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Stockholder should marry or engage in a Marital Relationship following the date of this Agreement, such Stockholder shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within fifteen (15) Business Days thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

MISSION HOLDINGS, INC., a Colorado corporation

By:	/s/ Doug Burkhalter
Doug Burkhalter
Chief Executive Officer

STOCKHOLDERS:

MEDICINE MAN TECHNOLOGIES, INC.

By:	/s/ Justin Dye
Justin Dye
Chief Executive Officer

[ ]

By:
Name:
Title:

SCHEDULE A

STOCKHOLDERS

[Intentionally Omitted]

SCHEDULE B

DIRECTORS

Director appointed by Donald Douglas Burkhalter:

●	Donald Douglas Burkhalter

Director appointed by Hadley C. Ford:

●	Hadley C. Ford

EXHIBIT A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

Reference is hereby made to that certain Stockholders Agreement, dated as of May 20, 2022, (as amended from time to time, the “Stockholders Agreement”), by and between Mission Holdings US, Inc., a Colorado corporation (the “Company”), each Person identified on Schedule A thereto, and each other Person who after the date thereof acquires Shares of the Company and becomes a party thereto by executing this Joinder Agreement. Pursuant to and in accordance with Sections 3.01(d) and 4.01(e) of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be a Stockholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[TRANSFEREE STOCKHOLDER]

By
Name:
Title:

EXHIBIT B

FORM OF SPOUSAL CONSENT

CONSENT OF SPOUSE

I,                                        , spouse of                        , acknowledge that I have read the Stockholders Agreement, dated as of May 20, 2022, by and between Mission Holdings US, Inc., a Colorado corporation (the “Company”), each Person identified on Schedule A thereto, and each other Person who after the date thereof acquires Shares of the Company and becomes a party thereto by executing the Joinder Agreement, to which this Consent is attached as Exhibit B (as the same may be amended or amended and restated from time to time, the “Agreement”), and that I understand the contents of the Agreement. I am aware that my spouse is a party to the Agreement and the Agreement contains provisions regarding, among other things, the voting and transfer of shares of Shares (as defined in the Agreement) of the Company which my spouse may own, including any interest I might have therein. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

I hereby agree that I and any interest, including any community property interest, that I may have in any Shares subject to the Agreement shall be irrevocably bound by the Agreement, including, without limitation, any restrictions on the transfer or other disposition of any Shares or voting or other obligations as set forth in the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement.

This Consent shall be binding on my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent, and I knowingly and voluntarily intend to be legally bound by this Consent.

Dated as of

Signature

Print Name